                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-11510

                              CNB Bancshares, Inc.
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             (Exact name of registrant as specified in its charter)

         20 N.W. Third Street, Evansville, Indiana 47739; (812) 456-3400
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               (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, no par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     /X/             Rule 12h-3(b)(1)(ii)       / /
         Rule 12g-4(a)(1)(ii)    / /             Rule 12h-3(b)(2)(i)        / /
         Rule 12g-4(a)(2)(i)     / /             Rule 12h-3(b)(2)(ii)       / /
         Rule 12g-4(a)(2)(ii)    / /             Rule 15d-6                 / /
         Rule 12h-3(b)(1)(i)     / /

Approximate number of holders of record as of the certification or notice date:
None      .
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        Pursuant to the requirements of the Securities Exchange Act of 1934, CNB Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:   October 29, 1999         By:    /s/ PAUL L. REYNOLDS
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                                  Name:  Paul L. Reynolds
                                  Title: Assistant Secretary of Fifth Third
                                         Bancorp (successor by merger to CNB
                                         Bancshares, Inc.)